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				EXHIBIT 10.05

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		   GUARANTEE OF MINIMUM RENT

	  FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, and to induce the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri ("Landlord") to enter into that certain Lease and Development Agreement dated as of the date hereof (the "Lease") with Southboat Limited Partnership, a Missouri limited partnership ("Tenant"), SHOWBOAT, INC., a Nevada corporation ("Guarantor"), having its principal place of business at 2800 Freemont Street, Las Vegas, Nevada 89104, does hereby unconditionally covenant and agree with Landlord, its successors and assigns, as follows:

	  1. Terms defined in the Lease and used in this Guarantee of Minimum Rent (the "Rent Guarantee") shall have the same meaning herein as so defined.

	  2. If an Event of Default shall occur under Section 25(a)(i) of the Lease at any time during the Guarantee Period (as hereinafter defined) due to the failure of Tenant to pay, within ten (10) days after notice of nonpayment (unless notice shall no longer be required pursuant to such subsection), any component or installment of Minimum Rent, or if the Lease shall be terminated at any time during the Guarantee Period due to an Event of Default, then Guarantor will well and truly immediately pay Landlord on demand, in cash, the full sum of unpaid Minimum Rent due Landlord under the Lease for the remainder of the Guarantee Period, not to exceed the total amount of all Minimum Rent allocable to the Guarantee Period (the "Guaranteed Amount"). As used in this Rent Guarantee, the term "Guarantee Period" shall mean that period commencing on the Commencement Date and ending on the last day of the 15th Lease Year occurring after the Commencement Date. Notwithstanding the first sentence of this
Section 2, in lieu of paying to Landlord in one lump sum the entire Guaranteed Amount, Guarantor may elect to pay to Landlord the Minimum Rent as and when the same would have otherwise been due under the Lease through the remainder of the Guarantee Period had the Lease not been terminated or had an Event of Default under Section 25(a)(i) not occurred; provided, however, that in order to avail itself of such payment option, Guarantor shall deliver to Landlord, in addition to all accrued but unpaid sums of Minimum Rent, if any, an irrevocable letter of credit in the stated amount of $2 million issued by a national bank or financial institution acceptable to Landlord in Landlord's discretion and unconditionally permitting Landlord to draw the entire stated amount of the letter of credit upon presentation to the issuer of Landlord's certificate stating that Guarantor has failed (a) to make timely payment, as and when due, of any

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installment of Minimum Rent, or (b) to renew or replace the letter of credit not later than 30 days prior to the expiration of the term thereof. In addition, in the event Landlord becomes entitled to draw down the letter of credit provided by Guarantor, or in the event an Event of Default under this Guarantee shall occur, Guarantor's option to make installment payments of Minimum Rent shall be null and void, and Guarantor shall immediately pay to Landlord, on demand, in cash, the full sum of the Guaranteed Amount due but unpaid.

	  3. This Rent Guarantee constitutes an absolute and unconditional guarantee of payment of Minimum Rent during the Guarantee Period. It shall be enforceable against Guarantor, its successors and assigns, without the necessity for any suit or proceedings by Landlord against Tenant, its successors and assigns, and without the necessity of any notice of acceptance of this Rent Guarantee. In addition, Guarantor further waives any right Guarantor may have to seek a reduction in, or a credit against payment of, the Guaranteed Amount, or any portion thereof, for any reason other than payment of the Guaranteed Amount or refusal to lease to a successor tenant meeting all of the Stated Criteria (as defined in the Lease), including without limitation any claim based on the failure of Landlord (a) to mitigate its damages except as required in the Lease or in accepting a tenant meeting all of the Stated Criteria, (b) to obtain a new tenant, licensee or operator to replace or succeed Tenant other than a tenant meeting all of the Stated Criteria, or
(c) to realize fair market value rentals or any other income from the leasing, licensing or operation of the Premises; provided, however, that the Guaranteed Amount shall be reduced by an amount equal to any rent or license or operating fees actually received by Landlord during the Guarantee Period from any new tenant, licensee or operator of the Premises procured by Landlord, after deduction of (i) any Rent and Additional Rent accrued under the Lease but unpaid to Landlord, and (ii) Landlord's reasonable expenses incurred in the enforcement of Tenant's obligations under the Lease and Guarantor's obligations under this Rent Guarantee, and in reletting or licensing the use of the Premises, including, without limitation reasonable brokerage fees and commissions and reasonable attorneys' fees and expenses.

	  4. Guarantor agrees that the validity of this Rent Guarantee and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the assertion or the failure or delay to assert by Landlord against Tenant, or Tenant's successors and assigns, any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

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The single or partial exercise of any right, power or privilege under this Rent Guarantee shall not preclude any other or the further exercise thereof or the exercise of any other right, power or privilege by Landlord.

	  5. Failure of Guarantor to honor any demand for payment under this Rent Guarantee within ten (10) days after notice thereof by Landlord (which notice shall not be required more than twice during any twelve month period) and to make immediate payment of any sums due hereunder, or the breach by Guarantor of any representation or warranty of Guarantor hereunder, shall constitute an Event of Default hereunder.

	  6. This Rent Guarantee shall not be affected and the liability of the Guarantor shall not be extinguished or diminished by Landlord's receipt, application or release of security given for the performance and observation of the covenants and conditions in the Lease to be performed or observed by Tenant, its successors and assigns, including any sums paid by Guarantor under the Guarantee of Completion issued by Guarantor to Landlord on the date hereof (the "Completion Guarantee"), by the cessation from any cause whatsoever of the liability of Tenant, its successors and assigns, by reason of sums paid or payable to Landlord from the proceeds of any insurance policy or condemnation award (unless the Lease is terminated incident to condemnation), or by any extensions, renewals, amendments, indulgences, modifications, transfers or assignments in whole or in part of the Lease, whether or not notice thereof is given to Guarantor.

	  7. Guarantor agrees that the liability of Guarantor is co-extensive with that of Tenant and also joint and several.

	  8. Landlord's acceptance of a note or collateral of Tenant shall not constitute the full cash payment required herein. This Rent Guarantee is given in addition to all other guarantees which may pertain to Tenant's indebtedness, and is not subordinate to any other guarantees. Landlord's rights under all guarantees, including this Rent Guarantee, shall be cumulative and independently enforceable. It shall not be a condition to the enforcement of this Guarantee that any other guarantees or collateral be resorted to by Landlord. Any such collateral or guarantee, including the Completion Guarantee, may be applied by Landlord in satisfaction of any obligation or liability of Tenant under the Lease without thereby impairing, reducing, diminishing or otherwise modifying the obligations of Guarantor under this Rent Guarantee.

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	  9.   In order to induce Landlord to enter into the
Lease, Guarantor makes the following representations and warranties to Landlord, all of which representations and warranties shall be deemed restated as of the Commencement Date:

	  (a) Guarantor is duly formed and validly existing as a Nevada corporation;

	  (b) the execution and delivery of this Rent Guarantee and the performance by Guarantor of Guarantor's obligations hereunder have been duly authorized by all requisite corporate action;

	  (c) this Rent Guarantee constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms;

	  (d) no litigation or regulatory proceedings are pending or, to the best of Guarantor's knowledge, threatened against Guarantor which, if adversely determined, would likely have a material adverse impact on Guarantor or on this Rent Guarantee;

	  (e) Guarantor is not a party to, and neither Guarantor nor Guarantor's properties, real or personal, are subject to, any agreement, order, proceeding, ruling or other matter in conflict with any provision of this Rent Guarantee or which materially and adversely affects its ability to perform its obligations hereunder;

	  (f) Guarantor is solvent and is not a party to any assignment for the benefit of creditors or bankruptcy proceeding;
and

	  (g) Guarantor is not in material default of any contract or agreement to which it is a party which materially and adversely affects Guarantor's ability to perform its obligations under this Rent Guarantee.

	  10. Guarantor agrees that it will, at any time and from time to time, within ten (10) business days following written request by Landlord, execute, acknowledge and deliver to Landlord a statement certifying that this Rent Guarantee is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications). Guarantor agrees that such certificate may be relied on by third parties. Should

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Landlord be obligated byany bankruptcy or other law in
connection with any bankruptcyproceeding of Tenant or Guarantor to repay to Tenant or toGuarantor or to any trustee, receiver or other representative orany of them, any amounts previously paid to Landlord, itssuccessors and assigns, this Rent Guarantee shall be reinstatedin the amount of such repayments.

	  11. As a further inducement to Landlord to make and enter into the Lease and in consideration thereof, Landlord and Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Rent Guarantee, Landlord and Guarantor shall and do hereby waive trial by jury. Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Rent Guarantee shall be governed by and construed in accordance with the laws of the State of Missouri, and Guarantor hereby consents to jurisdiction and venue in the United States District Court for the Eastern District of Missouri, St. Louis, Missouri, wherein Landlord at its election may bring an action for the enforcement of this Rent Guarantee. If Landlord commences an action in either of such courts, Guarantor hereby agrees that it will submit to the personal jurisdiction of such court and will not attempt to have such action dismissed, abated or transferred on the ground of FORUM NON CONVENIENS.

	  12. Guarantor covenants and agrees that for so long as the restrictive covenant described in Section 12 of the Lease shall remain in effect as against Tenant, Guarantor shall not participate in any manner in the ownership, sponsorship, control, management, operation or use of any riverboat gaming facility along either the Illinois or Missouri banks of the Mississippi River from the southern boundary of the City of St. Louis to the northern boundary of Jefferson County, Missouri. Guarantor acknowledges that the restrictive covenant contained in this
Section 12 (and made by the Tenant under the Lease) is reasonable under all of the circumstances. The provisions of this Section
12 shall survive any termination of this Rent Guarantee.

	  13. Guarantor covenants and agrees to pay interest to Landlord on any and all sums due Landlord hereunder which remain unpaid for more than five (5) days after delivery of Landlord's demand for payment, commencing on the date such payment is due, at the rate of two percent (2%) in excess of the from time to time publicly announced corporate base rate of interest of The Boatmen's National Bank of St. Louis.

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	  14.  If any provision or application of this Rent
Guarantee is invalid, unenforceable or illegal for any reason, the parties agree that such invalid, unenforceable or illegal provision or application shall be deemed modified to the extent, but only to the extent, required to make such portion or application enforceable, and that no such modification shall be deemed to affect the remainder of this Rent Guarantee.

	  15. Unless otherwise indicated differently, all notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered or sent by telegram, telex, telecopier or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as party shall hereafter inform the other party hereto by written notice given as aforesaid:

	  If to Guarantor:  Showboat, Inc.
					2800 Fremont Street
					Las Vegas, Nevada 89104
					Attention:  H. Gregory Nasky

	  With a copy to:   Kummer Kaempfer Bonner Renshaw
					Seventh Floor
					3800 Howard Hughes Parkway
					Las Vegas, Nevada 89109
					Attention:  John N. Brewer

	  If to Landlord:   St. Louis County Port Authority
					Economic Council of St. Louis
					County
					121 South Meramec, Suite 900
					Clayton, Missouri 63105
					Attention:  Director of Real Estate

	  With copies to:   Economic Council of St. Louis
					County
					121 South Meramec, Suite 900
					Clayton, Missouri 63105
					Attention:  General Counsel

					St. Louis County
					41 South Central
					Clayton, Missouri 63105
					Attention: County Counselor

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	  All notices, payments, requests, reports, information
or demands so given shall be deemed effective upon receipt, or if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom said notice is addressed.

	  IN WITNESS WHEREOF, Guarantor has executed this Rent
Guarantee this 13 day of October 1995.

					SHOWBOAT, INC.



					By:__/s/_______________________
						Name:  H. Gregory Nasky
							  Title: Secretary